ISSUER FREE WRITING PROSPECTUS
Dated November 13, 2014
Filed pursuant to Rule 433
Registration Statement No. 333-198975

FOR IMMEDIATE RELEASE

COVENANT TRANSPORTATION GROUP UPDATES FOURTH QUARTER OUTLOOK

CHATTANOOGA, TENNESSEE – November 13, 2014 – Covenant Transportation Group, Inc. (NASDAQ/GS: CVTI) today updated its outlook for the fourth quarter of 2014.

The Company has experienced improvements in its operating results for the month of October 2014, which are expected to continue during the fourth quarter of 2014. For the fourth quarter to date, the Company is experiencing the following:

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Demand is trending solidly above demand in the fourth quarter of 2013.  For the month of October 2014, total revenue increased 10.9%, average freight revenue per total mile increased 10.6%, average miles per tractor per week increased 9.0%, and average freight revenue per tractor per week increased 20.5%, in each case compared with October 2013. For the first twelve days of November, average freight revenue per tractor per week increased approximately 16.0% on a preliminary basis and before month-end adjustments.

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Average seated truck count has increased sequentially by approximately 35 trucks for October 2014 compared with our average seated truck count for third quarter of 2014.  The average number of tractors in the fleet was 2,607 in October 2014 versus 2,748 in October 2013.

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Fuel prices have been declining during the quarter.  However, approximately 27% of the Company's expected fuel usage for the fourth quarter is hedged at prices higher than the average fuel prices paid by the Company for the fourth quarter to date.  Accordingly, lower fuel prices are expected to have a limited impact on the Company.

As a result of the trends mentioned above, we expect earnings per diluted share for the fourth quarter of 2014 to be materially greater than earnings per diluted share for the fourth quarter of 2013.

About Covenant Transportation Group, Inc.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee. In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, "CVTI".

We have filed a registration statement (including a prospectus) with the SEC for an offering of our Class A common stock to which this press release relates.  Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-643-9691 or by sending a request to Stephens Inc. at 111 Center Street, Little Rock AR 72201.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements regarding expected fourth quarter operating results are forward-looking statements.  Actual results could differ materially from those in the forward-looking statements because the financial expectations discussed in this release have not been subjected to all of the review procedures associated with the release of actual financial results and are premised on assumptions concerning the closing of financial statements and management judgments concerning certain expenses associated with the end of each quarter.  In addition, our actual results could be affected by, and readers should review and consider, the risk factors disclosed by the Company in its filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                                                                                   (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                           (423) 463-3357
perkim@covenanttransport.com